Exhibit 10.1
September 19, 2006
Mr. Ronald Nieman
5105 Turnbridge Ct.
McKinney, Texas 75070
Dear Ron:
     This letter confirms the discussion held with you regarding termination of your employment with Intervoice, Inc. (“Intervoice”). The terms set forth below constitute Intervoice’s offer and, by your signature, your acceptance of this proposed Separation Agreement (the “Agreement”). On behalf of Intervoice, I want to express my appreciation for your past service and contributions, and wish you success in your future endeavors.
1. Termination of Employment. Your employment with Intervoice will terminate effective September 30, 2006 (the “Separation Date”). In connection with this event, your duties and authority as Intervoice’s Senior Vice President Products are terminated immediately. In lieu of Board action that would otherwise be required to vacate your office, you are respectfully requested to sign at this time the accompanying form effecting your resignation as a corporate officer of Intervoice.
2. Salary and Benefits. In accordance with Intervoice’s existing policies or at its discretion, you have received or will receive the following payments and benefits pursuant to your employment with Intervoice and your participation in Intervoice’s benefit plans:
(a) Payment of your regular base salary through the Separation Date;
(b) Payment of accrued and unused vacation leave benefits, if any, as of the Separation Date;
(c) Payment of wages in lieu of notice equivalent to two weeks’ base salary;
(d) Present or future payment or other entitlement, in accordance with the terms of the applicable plan or other benefit, of any benefits to which you have vested entitlement under the terms of employee benefit plans established by Intervoice; and
(e) Career transition services through the firm of Lee Hecht Harrison. (We urge you to take advantage of this resource; please call June Purdy (972-454-8424) to arrange for commencement of these services.)

Mr. Ronald Nieman
September 19, 2006

The amounts paid in accordance with subparagraphs (a) — (c) of this paragraph are gross amounts, subject to lawful deductions, including any deductions you have previously authorized.
Your regular paid group health benefits will continue only through September 30, 2006. By law, you are entitled at your option to continue your group health coverage for a period of time thereafter, at your own expense. Please complete a COBRA election form, which will be furnished to you, and return it to Dee Reel in Intervoice’s Human Resources Department at your earliest convenience, if you wish to continue such coverage (please note, however, the special arrangements offered to you under Paragraph 3 regarding health coverage continuation). You should also contact Ms. Reel if you wish to review other aspects of your benefits, such as life insurance conversion or flexible spending account expense submission.
You have a very limited time period in which to exercise any available stock options, should you wish to do so. Please promptly review your Stock Option Agreements to determine your rights in this regard.
Intervoice will settle all authorized reimbursable business expenses, if any, based on your submission of appropriate expense reports along with the required receipts and documenting information. Expense reports for any remaining outstanding reimbursable expenses must be submitted by the close of business on October 2, 2006, except for any charges not billed to you by that time, in which case the expense must be promptly submitted upon your receipt of the billing.
3. Special Separation Compensation. Contingent upon your acceptance of the terms of this Agreement and in consideration of your undertakings set forth in Paragraphs 7 (General Release), 8 (Waiver of Jury Trial), 9 (Confidentiality, Cooperation, and Other Commitments), 10 (Agreement Not to Seek Reemployment), and 11 (Agreement Regarding Solicitation of Employees, Customers, and Suppliers) of this Agreement, Intervoice offers you, in addition to the pay and benefits you will receive pursuant to Paragraph 2 and in lieu of benefits under any other Intervoice severance pay program, the following Special Separation Compensation:
(a) Payment of the sum of $207,875.00, equivalent to one year’s base salary. This sum is a gross amount, subject to lawful deductions, and will be paid in installments over a period of 12 months from the date of the first payment, as follows: The gross amount of each payment (except for any final remainder) will be equal to your current regular semi-monthly gross base pay as if you were still a continuing employee. Payments will begin on the first regular Intervoice payday following the Effective Date of this Agreement as defined in Paragraph 19 (provided, however, that because of required administrative processing time, if the Effective Date is within three business days before a regular payday, payments may not begin until the next following payday), and will terminate when

Mr. Ronald Nieman
September 19, 2006

the total aggregate amount of all such payments and lawful deductions equals $207,875.00.
(b) Payment (or waiver of payment) through September 30, 2007, of the employer’s portion of the premium cost for Intervoice’s group health coverage on you and any covered dependents as in effect on the Separation Date, to the same extent as if you had continued as an employee; provided, however, that the amount of any such payment (or waiver) shall be treated as taxable income to you, and Intervoice’s obligation to make or waive such payments shall terminate at such earlier date as you and your family members who are then under Intervoice’s coverage have become eligible and qualified for comparable coverage (including any preexisting-condition requirements) under another employer’s plan. To receive this waiver of the employer portion of premium costs, you must (i) make the COBRA election referred to in Paragraph 2 above; and (ii) make arrangements with Dee Reel for your payment of the employee share of monthly premium cost.
4. Separation Payment Conditional on Absence of Certain Acts or Omissions. If for actions or omissions related to your employment with Intervoice, you are arrested or indicted for any felony, other criminal offense punishable by imprisonment or jail term of one year or more, or any violation of federal or state securities laws, or have any civil enforcement action brought against you by any regulatory agency (or if Intervoice is charged with or indicted for any criminal offense or has a civil enforcement action brought against it because of your actions or omissions), Intervoice may suspend any payments remaining under Paragraph 3(a) until the final resolution of such criminal or civil proceedings or until such earlier date on which Intervoice’s Board of Directors (the “Board”) has made a final determination as to whether you committed such an act or omission. If you are found guilty or enter into a plea agreement, consent decree, or similar arrangement with respect to any such criminal or civil proceedings, or if the Board determines that you have committed such an act or omission, (i) Intervoice’s obligation to provide the payments set out in Paragraph 3(a) shall immediately end (but all other provisions of this Agreement shall remain in full force and effect), and (ii) you shall repay to Intervoice any amounts paid to you pursuant to Paragraph 3(a) within 30 days after a written request to do so by Intervoice. If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, or the Board determines that you have not committed such an act or omission, Intervoice shall pay you any payments that it has suspended, with interest on such suspended payments at its cost of funds, and shall make any remaining payments due under Paragraph 3(a).
5. Return of Property. Whether or not you accept the terms of this Agreement, you must return to Intervoice any and all items of its property, including without limitation keys, badge/access card, computers, software, cellphones, calculators, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, employee salary and benefits information, customer lists and files, lists of

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September 19, 2006

suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, product samples, computer data storage media of any kind, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which you have had possession of or control over during the course of your employment with Intervoice. You must return all such property to Intervoice by no later than the close of business on September 29, 2006. If you have any Intervoice property that is not immediately available to you, please make arrangements for its prompt return. By your signature below, you represent that you have complied with these requirements.
6. Use of Confidential and Proprietary Information. You are a party to an agreement with Intervoice entitled “Employee Agreement on Ideas, Inventions and Confidential Information,” your obligations under which remain fully in force and unaffected by the terms of this Agreement. Except as authorized by Intervoice, you must not disclose or deliver to anyone, whether employed by or outside Intervoice, any confidential information or material. This requirement covers and includes all information concerning technical, administrative, management, financial, or marketing activities (such as design, manufacturing, and procurement specifications, procedures, manufacturing processes, information processing, marketing plans and strategies, customer names, and cost and financial data) and physical embodiments of such information (such as drawings, specification sheets, recording media for machine information processing systems, documentation, software, data, contracts, reports, customer lists, manuals, quotations, correspondence, and samples) relating to the business of Intervoice (including information or material received by Intervoice or its subsidiaries from others, including Intervoice’s customers) and intended by Intervoice to be kept in confidence by its recipients. In the context of this Agreement, confidential information is information and knowledge obtained during the course of your employment relationship with Intervoice and its subsidiaries and which (i) is personal or nonpublic in nature (such as, for example, information relating to an employee’s salary or performance) or (ii) would provide a competitive advantage to a third party if such information or knowledge were otherwise known to such third party. You must not remove any materials containing information covered by this paragraph from Intervoice’s premises or make any copies of such materials except for use in Intervoice’s business.
In the event it appears that you will be compelled by law or judicial process to disclose any such confidential information as is referred to above, to avoid potential liability you should notify Intervoice’s Senior Vice President Human Resources in writing immediately upon your receipt of a subpoena or other legal process. By your signature below, you represent that you will comply with these requirements.
7. General Release. In consideration of the mutual promises and undertakings herein and the Special Separation Compensation as described in Paragraph 3 above, you and your family members, heirs, successors, and assigns (collectively the “Releasing Parties”) hereby release, acquit, and forever

Mr. Ronald Nieman
September 19, 2006

waive and discharge any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that you or they, individually, collectively, or otherwise, may have or assert against: (i) Intervoice; (ii) any direct or indirect subsidiary or other affiliated entity of Intervoice; or (iii) any officer, director, fiduciary, agent, employee, representative, insurer, attorney, or any successors and assigns of the persons or entities just named (collectively the “Released Parties”). This General Release includes but is not limited to any claim or demand based on any federal, state, or local statutory or common law or constitutional provision that applies or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of your employment relationship with Intervoice. Thus, you and the other Releasing Parties agree to waive to the maximum extent permitted by law any claims or demands against Intervoice or any of the other Released Parties such as for wrongful discharge; unlawful employment discrimination on the basis of age or any other form of unlawful employment discrimination; retaliation; breach of contract (express or implied); breach of the duty of good faith and fair dealing; violation of the public policy of the United States, the State of Texas, or any other state; intentional or negligent infliction of emotional distress; tortious interference with contract; promissory estoppel; detrimental reliance; defamation of character; duress; negligent misrepresentation; intentional misrepresentation or fraud; invasion of privacy; loss of consortium; assault; battery; conspiracy; bad faith; negligent hiring, retention, or supervision; any intentional or negligent act of personal injury; any alleged act of harassment or intimidation; or any other intentional or negligent tort; or any alleged violation of the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Sarbanes-Oxley Act of 2002, the Texas Wage Payment Statute, and any other applicable federal, state, and local employment statutes.
This release includes any claims or demands for damages (actual or punitive), back wages, future wages or front pay, commissions, bonuses, severance benefits, medical expenses and the costs of any counseling, reinstatement or priority placement, promotion, vacation leave benefits, past and future medical or other employment benefits (except as to which there is, as of the Separation Date, existing contractual or vested entitlement) including contributions to any employee benefit plans, retirement benefits (except as to which there is, as of the Separation Date, vested entitlement), relocation expenses, compensatory damages, injunctive relief, liquidated damages, penalties, equitable relief, attorney’s fees, costs of court, disbursements, interest, and any and all other loss, expense, or detriment of whatever kind or character resulting from, growing out of, connected with, or related in any way to the formation, continuation, or termination of your employment relationship with Intervoice.

Mr. Ronald Nieman
September 19, 2006

Further, you forever waive any right to monetary recovery from the Released Parties, whether sought directly by you or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any claim on your behalf; and you will not request or accept from the Released Parties, as compensation or damages related to your employment or the termination of your employment by Intervoice, anything of value that is not provided for in this Agreement.
This General Release does not apply to any rights or claims that may arise after the date this Agreement is executed. As provided by law, after you have signed this Agreement, you will still have an additional seven days in which to reconsider and revoke your acceptance, if you wish.
8. Waiver of Jury Trial. In the event that any dispute arising from or related to this Agreement or your employment with Intervoice results in a lawsuit, both Intervoice and you mutually waive any right each may otherwise have for a jury to decide the issues in the lawsuit, regardless of the party or parties asserting claims in the lawsuit or the nature of such claims. Intervoice and you irrevocably agree that all issues in any such lawsuit shall be decided by a judge rather than a jury.
9. Confidentiality, Cooperation, and Other Commitments. You agree that:
(a) Confidentiality. The terms of this Agreement shall be and remain confidential, and shall not be disclosed by you to any party other than your spouse, attorney, and accountant or tax return preparer, if such persons have agreed to keep such information confidential, and except as otherwise may be required by law, regulation, or judicial process. It shall not be a breach of the obligations set forth in this subparagraph for you, your spouse, or your attorneys to state to any person that any differences between you and Intervoice have been settled or satisfactorily resolved.
(b) Cooperation. You will cooperate fully and completely with Intervoice or any of the other Released Parties, at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving Intervoice or any of the other Released Parties. This obligation includes your promptly meeting with counsel for Intervoice or the other Released Parties at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition, that is truthful, accurate, and complete, according to information known to you. If you appear as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of Intervoice or any of the other Released Parties, Intervoice agrees to reimburse you, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by you as a result of your testifying.

Mr. Ronald Nieman
September 19, 2006

(c) Assistance to Others in Claims or Litigation. Except as requested by Intervoice, as permitted by valid law or regulation that supersedes the terms of this Agreement, or as compelled by law or judicial process, you will not assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys in any claims or litigation against Intervoice or any of the other Released Parties.
(d) No Other Proceedings. Except as permitted by valid law or regulation that supersedes the terms of this Agreement, you will not initiate any investigation, inquiry, or any other proceeding of any kind with respect to Intervoice’s facilities, workplace safety, or sales or business operations.
(e) Nondisparagement; Handling of Inquiries. You will not make to any other parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of Intervoice’s or any of the other Released Parties’ business or employment practices, or any other disparaging or derogatory remarks about Intervoice or any of the other Released Parties, their officers, directors, stockholders, managerial personnel, or other employees; and Intervoice shall instruct its officers not to make any disparaging or derogatory remarks about you. Nothing herein, however, is intended to or shall act in any manner to prevent you or Intervoice’s officers from presenting testimony under oath, in any legal proceeding, that is truthful and accurate. Any direct inquiries to Intervoice from potential employers will receive Intervoice’s normal response, pursuant to its current established policy, which provides for release solely of the following information: verification of (i) name, (ii) last job title held, and (iii) dates of service.
10. Agreement Not to Seek Reemployment. To prevent any future dispute regarding further employment with Intervoice, you hereby agree: (i) that you will not ever apply for or otherwise seek employment by Intervoice or any subsidiary or other Affiliate of Intervoice at any time in the future, at any location, office, or place of business, and (ii) that your forbearance to seek future employment as just stated is purely contractual and is in no way involuntary, discriminatory, or retaliatory.
11. Agreement Regarding Solicitation of Employees, Customers, and Suppliers. For a period of one year following the Separation Date, and thereafter to the extent provided by law, you will not directly or indirectly, for your own account or for the benefit of any other person or party:
(a) Solicit, induce, entice, or attempt to entice any employee, contractor, or subcontractor of Intervoice to terminate his or her employment or contract with Intervoice; or
(b) Solicit, induce, entice, or attempt to entice any customer or supplier of Intervoice, including any firms that have been customers or suppliers of Intervoice

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within one year preceding the Separation Date, to terminate its business relationship with Intervoice.
Should you breach this obligation, Intervoice will be entitled to enforce the provisions of this paragraph by seeking injunctive relief in addition to recovering any monetary damages Intervoice may sustain as a result of such breach, and you may be required to repay the Special Separation Compensation provided to you by this Agreement.
12. Nonadmission of Liability or Wrongdoing. This Agreement does not in any manner constitute an admission of liability or wrongdoing on the part of Intervoice or any of the other Released Parties, but Intervoice and the other Released Parties expressly deny any such liability or wrongdoing; and, except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by Intervoice or any of the other Released Parties.
13. Authority to Execute. You represent and warrant that you have the authority to execute this Agreement on behalf of all the Releasing Parties.
14. Governing Law and Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by and construed in accordance with the laws of the State of Texas, without regard for any conflicts-of-laws provisions. If any provision of this Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions; and in all other respects, this Agreement shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation thereof, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
15. Breach of Agreement.
(a) If you should fail to comply with any of your obligations as set forth in this Agreement, Intervoice shall have all rights and remedies lawfully available to it, including but not limited to (i) ceasing to make any unpaid installments of the Special Separation Compensation described above, and (ii) instituting a legal action to require you to repay so much of the Special Separation Compensation as has already been remitted to you; but all other provisions of this Agreement shall remain in full force and effect.
(b) Additionally, if, notwithstanding your release and waiver of claims as described in Paragraph 7 above, you or any other of the Releasing Parties (or any other party asserting any claim derivative of your own) should nonetheless

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September 19, 2006

proceed to make any such claims against the Released Parties by bringing an action in a federal, state, or municipal court, or before any administrative body that has the power to make a monetary or equitable award, then in addition to any other legal or equitable remedies available to Intervoice for your breach of this Agreement, Intervoice may seek, and the court or other body hearing the claims may hold you liable for, Intervoice’s damages and costs, including attorney’s fees, incurred in defending against your claims. The foregoing provision does not apply with respect to an action brought under the ADEA in which the provisions of this Agreement are challenged. With respect to any such action, the first sentence of this subparagraph is modified to state: “If, notwithstanding your release and waiver of claims as described in Paragraph 7 above, you should nonetheless proceed to make any such claims by bringing an action in a federal, state, or municipal court, or before any administrative body that has the power to make a monetary or equitable award, the court or other body hearing your claims may allow the employer to recover attorney’s fees and/or costs specifically authorized under federal law or as may otherwise be determined by the court or other body hearing the claims.”
16. Expiration of Offer. Intervoice’s offer of the proposed Special Separation Compensation will expire at 10:00 a.m on the 46th day after the date on which you are furnished certain information regarding other affected employees, as further explained in Paragraph 17 below. That information is expected to be available and furnished to you on or about September 26, 2006. After you have received and reviewed such information, and not earlier, you may then accept this offer at any time before expiration by signing this letter in the space provided below, and returning it confidentially to Don Brown, Intervoice’s Senior Vice President Human Resources. Whether or not you execute this Agreement, you will receive the items set forth in Paragraph 2, and are required to follow the obligations set forth in Paragraphs 5 and 6.
17. Information Regarding Other Affected Employees. Intervoice will furnish to you a document informing you as to (i) the group of employees (including yourself) selected for termination of employment in connection with Intervoice’s workforce adjustment arising from the Nuasis asset purchase transaction, with their job titles and ages and other pertinent information; and (ii) the ages of all employees in the decisional unit (i.e., the organizations or job classifications from which affected employees were selected) who were not selected for termination of employment. You and all other employees selected for termination are being offered a special separation payment.
18. Consultation With an Attorney. You have the right and are encouraged by Intervoice to consult with an attorney of your choosing before executing this Agreement.
19. Effective Date. This Agreement will become effective and enforceable upon the expiration of seven days after your execution and return of this document (“Effective

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Date”). At any time before the Effective Date of this Agreement, you may revoke your acceptance.
20. Exempt from IRC § 409A. The parties intend that all payments made hereunder be exempt from Section 409A of the Internal Revenue Code pursuant to Proposed Treasury Regulation Section 1.409A(b)(9)(iii) and (iv).
21. Voluntary Agreement. You acknowledge that execution of this Agreement is knowing and voluntary on your part, and that you have had a reasonable time to deliberate regarding its terms.
22. Consideration. Whether expressly stated herein or not, all obligations that you assume and undertakings that you make by executing this Agreement are understood to be in consideration of the mutual promises and undertakings herein and the Special Separation Compensation offered to you as described in Paragraph 3 above. Further, by executing this Agreement, you acknowledge and agree that neither Intervoice nor any of the other Released Parties has any legal obligation to provide the Special Separation Compensation to you.
23. Entire Agreement. Except with respect to the “Employee Agreement on Ideas, Inventions and Confidential Information” referred to in Paragraph 6 hereof, this Agreement contains and constitutes the entire understanding and agreement between you and Intervoice as to its subject matter, and may be modified only by a writing of contemporaneous or subsequent date executed by both you and an authorized official of Intervoice.
24. Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

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Mr. Ronald Nieman
September 19, 2006

If you are in agreement with the foregoing provisions, please execute both copies of this letter in the space provided below. You should return one executed original to the undersigned, and maintain the other executed original in your files. Seven days after your unrevoked execution and return of this Agreement to the undersigned, it shall constitute a valid and binding agreement by and between Intervoice and you.
Sincerely,
INTERVOICE, INC.

By:	/s/ H. Don Brown
H. Don Brown
Senior Vice President Human Resources
ACCEPTED AND AGREED TO:
/s/ Ronald Nieman

Ronald Nieman
Date Signed: October 2, 2006